Exhibit 10.9

EMPLOYMENT AGREEMENT

December 1, 2003

Eric Bjerkholt

Dear Eric:

On behalf of Sunesis Pharmaceuticals, Incorporated (the “Company”), I am pleased to offer you the position of Chief Financial Officer.  Speaking for myself, as well as the other members of the Company’s Executive Committee, we look forward to working with you and to your future success as Sunesis’ CFO.

The terms of your new position with the Company are as set forth below:

1.                                       Position.

a.                                       You will become Chief Financial Officer of the Company, working out of the Company’s offices in South San Francisco, California.

b.                                      You agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you pursuant to the express and implicit terms hereof.  During the term of your employment, you further agree that you will devote all of your business time and attention to the business of the Company, the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice, you will not render commercial or professional services of any nature to any person or organization, whether or not for compensation without the prior written consent of the Company’s Chief Executive Officer, and you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company.  Not withstanding the foregoing, it is understood that you may continue to provide some very limited consultation to your previous employer, Itrabiotics, during the first quarter of 2004.  Such consultation must not detract from your Sunesis employment and must be agreed to by the Company’s CEO. Nothing in this letter agreement will prevent you from accepting speaking or presentation engagements in exchange for honoraria or from serving on boards of charitable organizations or otherwise participating in civic, charitable or fraternal organizations, or from owning no more than one percent (1%) of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange.  It is contemplated that you may serve on board of directors of other, non-competitive companies.  Such participation shall not exceed the greater of six (6) days per year or such number of days as is required for you to serve on the board of directors of one such company.

2.                                       Start Date.  Subject to fulfillment of any conditions imposed by this letter agreement, you will commence this new position with the Company on or before January 5, 2004 (the “Start Date”).

3.                                       Compensation.

a.                                       Base Salary.  You will be paid a monthly salary of $20,000, which is equivalent to $240,000 on an annualized basis.  Your salary will be payable in two equal payments per month pursuant to the Company’s regular payroll policy (or in the same manner as other officers of the Company).  Your base salary will be reviewed annually for adjustment based on cost of living and merit, at the discretion of the Board of Directors.

b.                                      Bonus.  In addition to your base salary, you will be eligible to earn incentive bonuses of up to thirty percent (30%) of your base salary, based on achievement of objectives mutually agreed upon by you and the Chief Executive Officer.

4.                                       Stock Options.

a.                                       First Option.  In connection with the commencement of your employment, the Company will grant you an option (the “First Option”) to purchase 250,000 shares of the Company’s Common Stock (“Shares”) with an exercise price equal to the fair market value on the date of the grant (currently $0.60 per share).  The shares subject to the Option will vest over four (4) years as follows:  62,500 shares will vest one (1) year following your Start Date and the remaining 177,500 shares will vest monthly over the final three (3) years.  The First Option may be exercised prior to vesting by you (i) paying to the Company the exercise price for the Shares being purchased, and (ii) entering into a standard form of restricted stock purchase agreement with the Company.

b.                                      Second Option.  In addition to the First Option the Company will grant you a Second Option (the “Second Option”) of 75,000 additional Shares also with an exercise price equal to the fair market value on the date of the grant (currently $0.60 per share).  The Shares subject to the Second Option shall vest according to the following schedule:

(i)                                     All 75,000 Shares will vest in the event the Company closes an equity financing transaction within twelve (12) months after the Start Date with net cash proceeds to the Company within such period of at least $20 million, at a valuation and with other terms and conditions that are satisfactory to the Chief Executive Officer and the Executive Chairman.  It is understood that such a financing may include an initial public offering that meets such requirements within such 12-month time period.

(ii)                                  In the event that no satisfactory equity financing transaction is completed within the twelve (12) months described in (i) then the all shares of the Second Option will vest on the fifth anniversary of the Start Date.

(iii)                               If the event described in paragraph (i) above is not fully achieved within the time period specified, then the Shares covered under the Second Option will not vest except as provided in paragraph (ii); provided that the Board of Directors may, in its discretion, permit some or all of such Shares to vest to the extent the Board determines that circumstances so warrant.

5.                                       Benefits.

a.                                       Insurance Benefits.  The Company will provide you with standard medical and dental insurance benefits.  In addition, the Company currently indemnifies all officers and directors to the maximum extent permitted by law, and you will be requested to enter into the Company’s standard form of Indemnification Agreement giving you such protection.  Pursuant to the Indemnification Agreement, the Company will agree to advance any expenses for which indemnification is available to the extent allowed by applicable law.

b.                                      Vacation.  You will be entitled to three (3) weeks paid vacation per year, pro-rated for the remainder of this calendar year.

6.                                       Confidential Information and Invention Assignment Agreement.  Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution and delivery to an officer of the Company, of the Company’s Confidential Information and Invention Assignment Agreement, a copy of which is enclosed for your review and execution (the “Confidentiality Agreement”), prior to or on your Start Date.

7.                                       Confidentiality of Terms.  You agree to follow the Company’s strict policy that employees must not disclose, either directly or indirectly, any information, including any of the terms of this agreement, regarding salary, bonuses, or stock purchase or option allocations to any person, including other employees of the Company; provided, however, that you may discuss such terms with members of your immediate family and any legal, tax or accounting specialists who provide you with individual legal, tax or accounting advice, and you may discuss it with other employees of the Company on a need to know basis if required to carry out your duties as the Company’s Chief Financial Officer.

8.                                       At-Will Employment.  Your employment with the Company will be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason on thirty (30) days notice, without further obligation or liability.

a.                                       In addition, if you are terminated by the Company without “cause”, as defined below (other than by reason of Disability), then:

(i)                                     your annual base salary will continue to be paid in accordance with the Company’s standard payroll policies until the earlier of (A) nine (9) months following the date of termination or (B) your acceptance of other full-time employment at an equal or greater base salary.  If you obtain full time employment at an annualized base salary less than the annualized base salary you were entitled to at the Company, then the Company will pay you the difference in monthly base salary on a monthly basis until the end of the Company’s severance pay obligation.  You shall have no obligation to obtain other employment during the severance payment period;

(ii)                                  you will continue to receive benefits pursuant to the Company’s Benefit Plans, provided that such Benefit Plans permit continuation post-termination by payment of State or Federal COBRA premiums, at the Company’s expense until the earlier of (A) nine (9) months following the date of termination, or (B) you are no longer eligible for State of Federal COBRA;

(iii)                               the number of Shares vested under the First Option shall be measured as if the termination occurred nine (9) months after the actual date of termination; and

(iv)                              you shall be entitled to the benefits described in subparagraphs (i), (ii) and (iii) above if you terminate employment of Effective Termination.  “Effective Termination” shall mean:  (A)  without your express written consent, a significant reduction of your duties, position or responsibilities; or (B) without your express written consent, a substantial reduction of the facilities and perquisites (including office space and location); or (C) a material reduction by the Company of your base salary; or (D) a reduction by the Company in the kind or level of your benefits to which you are entitled with the result that your overall benefits package is significantly reduced; or (E) without your express written consent, the relocation of you to a facility or location more than one hundred (100) miles from the Company’s current facility.

(v)                                 Upon change of control (as defined below) of the Company, vesting of the unvested portion of the First Option or the Company’s right to repurchase stock under the stock purchase agreement entered into upon exercise of the First Option shall automatically be accelerated (or in the case of the right of repurchase, shall lapse) so that such First Option (or shares, as applicable) shall become completely vested.  For the purposes of this Section 8(v), “Change of Control” shall mean a merger or reorganization of the Company with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the corporation, or a sale of securities of the Company, in which transaction the Company’s stockholders immediately prior to such transaction own immediately after such transaction less than 50% of the equity securities of the surviving corporation or its parent.  Notwithstanding the foregoing, if it is determined by the Company’s independent public accountants that such accelerated vesting would preclude accounting for the change of control as a pooling of interests for financial accounting purposes, and it is a condition to the closing of the change of control that the transaction be accounted for as a pooling of interests, then the accelerated vesting shall not occur pursuant to this section (v) but shall be accelerated at the earliest time which will not preclude accounting as a pooling of interests.

(vi)                              Your stock option agreement and/or stock purchase agreement will reflect the vesting acceleration and change of control provisions recited in this Agreement.

b.                                      Definition of “Cause.”

“Cause” to terminate your employment is defined as follows:

(A)                              your deliberate refusal to substantially perform the duties associated with your position;

(B)                                your personally engaging in conduct that you intend to be seriously injurious to the Company, its affiliates or employees;

(C)                                your knowing violation of a federal or state law or regulation applicable to the business of the Company;

(D)                               your being convicted of a felony under the laws of the United States or any State, or the misappropriation of material property belonging to the Company or its affiliates; or

(E)                                 your knowingly and intentionally breaching in any material respect the terms of your Proprietary Information Agreement.

c.                                       Definition of “Disability.”

“Disability” means a mental or physical impairment, which in the good faith judgment of the Board of Directors of the Company, prevents you from performing the responsibilities and duties of your position to their satisfaction for a period of forty-five (45) consecutive days or ninety (90) days during any twelve-month period.

We are all delighted to be able to extend you this offer and look forward to working with you.  To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated copy of the Confidentiality Agreement.  This letter, together with the Confidentiality Agreement, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral.  This letter may not be modified or amended except by a written agreement, signed by the Company and by you.

Very truly yours,

SUNESIS PHARMACEUTICALS, INCORPORATED

By:

Title:

AGREED AND ACCEPTED:

Name

Signature

Date

Enclosure:	Confidential Information and Invention Assignment Agreement